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Exhibit 99.1

TheZenith Zenith National Insurance Corp. 21255 Califa St. Woodland Hills, CA 91367-9021 Reply to: P. O. Box 9055 Van Nuys, CA 91405-9055 Telephone: 818/713-1000

PRESS RELEASE

BUSINESS & FINANCIAL EDITORS FOR IMMEDIATE RELEASE	STANLEY R. ZAX Chairman and President

ZENITH PROVIDES UPDATED INFORMATION REGARDING IMPACT OF EVENTS OF
SEPTEMBER 11, 2001 AND ANNOUNCES A PRELIMINARY AGREEMENT TO SELL ONE
MILLION SHARES IN A PRIVATE PLACEMENT AND A PROPOSED QUOTA SHARE
CEDED REINSURANCE AGREEMENT

WOODLAND HILLS, CA, October 18, 2001

    Zenith National Insurance Corp. (NYSE: ZNT) announced today an update of its previously reported estimate of the effect of the terrorist attacks of September 11, 2001, a preliminary agreement to sell one million shares of its common stock in a private placement and a proposed ten per cent quota share ceded reinsurance agreement in its workers' compensation business.

    There continues to be considerable uncertainty as to the nature and amount of monetary losses associated with the September 11 attacks. Zenith's primary property and casualty operation, which consists of direct workers' compensation business, is not expected to sustain any losses in connection with the September 11 attacks. In its assumed reinsurance business, based on information currently available, Zenith expects its share of the World Trade Center loss will be approximately $35.5 million before tax, both gross and net of reinsurance recoverable. Zenith expects the ultimate impact on net income on a policy year basis, after the effect of applicable assumed reinsurance premiums and reinstatement premiums, will be a loss of approximately $15.6 million before tax, $10.1 million after tax. Zenith has written its assumed reinsurance business so that its exposure to reinsurance losses from any one event in a worst-case scenario is not expected to be more than approximately five per cent of Zenith's consolidated stockholders' equity; the expected ultimate loss of $10.1 million after tax is within that five per cent maximum. As a result of the World Trade Center loss, Zenith expects to report an underwriting loss in its assumed reinsurance business for the third quarter of 2001 of approximately $28.5 million before tax, $18.5 million after tax. These estimates are subject to change based on any subsequent information or the reinterpretation of existing information concerning the September 11 attacks.

    Zenith has preliminarily agreed to sell one million shares of its common stock, par value $1.00 per share, in a private placement for $25.00 per share. The purchaser will be a reinsurance subsidiary of Odyssey Re Holdings Corp., a subsidiary of Fairfax Financial Holdings Limited ("Fairfax"). Fairfax and its affiliates currently own approximately 39% of Zenith's outstanding common stock; that percentage will rise to approximately 42% if the sale is consummated. Such shares will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. In addition, Zenith Insurance Company, a wholly owned subsidiary of Zenith, and a reinsurance subsidiary of Odyssey Re Holdings Corp. expect to enter into a ten per cent quota share ceded reinsurance agreement with respect to all new and renewal workers' compensation business written by Zenith Insurance Company in the three years commencing January 1, 2002. The foregoing proposed transactions are subject to regulatory approvals, definitive reinsurance and stock purchase agreements, and customary conditions.

Zenith expects to announce its third quarter results on October 30, 2001.

    The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements if accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed. Forward-looking statements include those related to the plans and objectives of management for future operations, future economic performance, or projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, or other financial items. Statements containing words such as expect, anticipate, believe, or similar words that are used in this release or in other written or oral information conveyed by or on behalf of Zenith are intended to identify forward-looking statements. Zenith undertakes no obligation to update such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include but are not limited to the following: (1) heightened competition, particularly intense price competition; (2) adverse state and federal legislation and regulation; (3) changes in interest rates causing fluctuations of investment income and fair values of investments; (4) changes in the frequency and severity of claims and catastrophic events; (5) adequacy of loss reserves; (6) changing environment for controlling medical, legal and rehabilitation costs, as well as fraud and abuse; (7) the terrorist attacks of September 11, 2001, any future terrorist attacks and their aftermath; and (8) other risks detailed herein and from time to time in Zenith's other reports and filings with the Securities and Exchange Commission.

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  Exhibit 99.1